UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2012

NORTHSTAR ELECTRONICS, INC.

 (Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

 333-90031                       33-0803434

 (Commission File Number)      (IRS Employer Identification No.)

Suite # 410 - 409 Granville Street,

Vancouver, British Columbia, Canada V6C 1T2

(Address of principal executive offices and zip Code)

(604) 685 0364

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02.     Termination of a Material Definative Agreement

The Company’s subsidiary, Northstar Network Ltd., has been informed by LM Aeronautics on March 23, 2012 that NNL’s contract for the P3 retrofit has been terminated by LM. The Company was unable to raise sufficient working capital for NNL’s operations this past three years, primarily due, initially, to the downturn in the national economy. Without sufficient funding, it became increasingly difficult to carry out the contract work efficiently and this resulted in low margins and losses. (The contract, itself, had relatively tight margins for NNL to start with, and it required very efficient and timely execution to be able to achieve those margins.) The state of affairs of low margins and increasing losses then made it even more difficult for the company to raise capital, a situation which continued to show little improvement, especially over the past eight months or so. There was also a slow down on the program in early 2011 that contributed to NNL having to expend certain funds to keep its project team in place, with little revenue coming in from the program. NNL has entered into an agreement with another party to provide funding for NNL so there should be sufficient working capital to enable NNL to perform its obligations under the LM contract.

NNL is in discussions with LM to show that it will have the resources to carry out the remainder of the contract. NNL is requesting that the customer reinstate NNL’s role in the program. NNL has a long history with LM and has found the customer to be very cooperative, over the past eight months, in working with it to try to preserve NNL’s role as a LM subcontractor.

Item 9.01.

Financial Statements and Exhibits

(d)

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            NORTHSTAR ELECTRONICS, INC.

                                                              By:

/s/Wilson Russell

          Name: Wilson Russell

                                                         Title:  President and Chief Executive Officer

Dated: March 30, 2012